FOCUS Enhancements Reports Third Quarter 2005 Results

Third Quarter 2005 Revenue Increases 19% Over Third Quarter 2004; Company Reports Third Consecutive Quarter of Revenue Growth; Year-to-Date Revenue Increases 24% Over the Same Period in 2004; Talaria UWB Technology Poised for Commercialization in 2006

CAMPBELL, CA -- 11/10/2005 -- FOCUS Enhancements, Inc. (NASDAQ: FCSE), a worldwide leader in video production and conversion technology, today announced financial results for its third quarter and nine months ended September 30, 2005.

--  Third quarter revenue of $6.9 million increased 19 percent over third quarter 2004.

--  Systems Business revenue was $5.9 million, up 16 percent over third quarter 2004.

--  Semiconductor Business revenue was $946,000, up 44 percent over third quarter 2004.

Brett Moyer, president and chief executive officer of FOCUS Enhancements, stated, "This quarter we continued to execute on our business plan by expanding our customer base, strengthening existing relationships, penetrating new markets with our recently introduced technology, and increasing revenue. We delivered strong quarterly revenue growth of 19 percent year-over-year and 12 percent sequentially. Continued strength in our FireStore™ products contributed to Systems Business quarterly revenue, which grew 16 percent year-over-year and 12 percent sequentially. In the Semiconductor Business, production ramps for internet protocol television (IPTV) set-top boxes and DVD players led to a 44 percent increase in quarterly revenue year-over-year and 11 percent sequentially."

Revenue for the third quarter was $6.9 million compared to $5.8 million reported for the same quarter of 2004. Total research and development (R&D) expenses increased to $3.0 million for the quarter, compared to $2.5 million in the third quarter a year ago. The Semiconductor Business increased its R&D spending by $868,000 to $2.2 million for the third quarter of 2005, compared to $1.3 million for the third quarter of 2004, reflecting investment in the company's Ultra Wideband (UWB) initiative. Net loss for the quarter was $3.4 million, or $0.05 per share, versus a net loss of $2.5 million, or $0.05 per share, in the same quarter of 2004.

Moyer continued, "The Semiconductor Business is well-positioned for revenue growth in 2006. With new distribution partners and the increasing depth of our customer base, we have laid the groundwork for successfully bring our Talaria™ UWB technology to commercialization next year. We have received first silicon for the analog chip -- the first chip of our two-part Talaria chipset solution. We are testing the chip and are pleased with the progress to date. We released the netlist of our second chip in the Talaria solution -- the digital chip -- to our design partner earlier this week and anticipate initial tape out in December. Currently, we have six orders for personal computer and consumer electronics companies for our Talaria UWB Evaluation and Verification System. We currently expect to ship these in the first quarter of 2006."

Gary Williams, chief financial officer of FOCUS Enhancements, stated, "During the third quarter, our revenue growth continued. Although our gross margin decreased to 37 percent from 39 percent in the second quarter, primarily as the result of changes in product mix, we believe our fourth quarter gross margin will increase to approximately 40 percent. This quarter, we also experienced lower sequential operating expenses, primarily reflecting a decrease in the amount of work performed by our semiconductor UWB design partners. We expect our fourth quarter operating expenses to increase by approximately $1.0 million over the third quarter, reflecting an increase in UWB-related charges."

Revenue for the nine months ended September 30, 2005 was $18.5 million, compared to $14.9 million reported for the same period of 2004, a 24 percent increase. Net loss for the nine months ended September 30, 2005 was $12.1 million, or $0.20 per share, versus a net loss of $6.7 million, or $0.14 per share, for the comparable 2004 period. The net loss increase is primarily due to increased research and development expenses associated with the company's UWB initiative.

At September 30th, cash and cash equivalents were $758,000. On November 7th, the company closed an equity private placement for $3.3 million in gross proceeds.

Moyer added, "We anticipate full-year 2005 revenue to be approximately $26 million, the midpoint of our previously stated range of $25 million to $27 million. This represents 30 percent revenue growth compared to 2004. Based on shifting UWB expenses from the third to the fourth quarter, we expect a loss per share of $0.06 to $0.07 in the fourth quarter of 2005. Our UWB R&D expenses should decline in the first quarter of 2006, and we expect revenue from production UWB chipsets to begin in the second half of 2006."

Recent Highlights

Systems Business:

--  Launched the highly anticipated FireStore FS-4 HD and FS-4Pro HD
    Portable Direct To Edit™ (DTE) disk recorders, which became available through FOCUS Enhancements' distribution network on October 17th. The new
    DTE video recorders are designed for HDV videographers involved in wedding and events, independent film, HD television production, corporate video, government, and education.

--  While at IBC 2005 in Amsterdam from September 9th through 13th the company:

    --    Announced the Panasonic hardware development partnership focused on supporting DVCPRO 50 and DVCPRO HD, which expanded strategic alliance;
    --    Launched the new FireStore FS-2E Studio DTE recorder, which utilizes
    DTE to record video to FireWire disk drives in edit-ready, native DV-NLE file formats, thereby eliminating the need to capture, transfer or convert clips prior to the edit stage of production; and
    --    Featured the FireStore FS-4 HD DTE disk recorders, the ProxSys™
    Media Server for Digital Asset Management (DAM), and its Mantis™ MG
    Enterprise Media Gateway player for digital signage applications.
Semiconductor Business:

--  Introduced the Talaria UWB Evaluation and Verification System on
    October 20th. Talaria UWB kits enable manufacturers to design and validate wireless video distribution and high-speed data transfer products in home and office environments.

--  On September 30th received first silicon for its industry-leading, high performance 880 megabit per second (Mbps) wireless UWB chip.

--  Announced on September 27th TISNet, a subsidiary of Tatung Company, is in production with three set-top boxes, the PVR1000, the STB4000 and the
    STB5000 -- all featuring the company's FS-454 video convergence processor.

--  Signed a manufacturer's representation agreement with Premier
    Technical Sales, Inc., (PTSI) on September 14th exclusively to market, sell, and support its complete line of UWB chipsets and video convergence products in Northern California and other key markets.
Investor Conference Call

The company will host a shareholder conference call to discuss the third quarter 2005 results on November 10, 2005 at 1:30 p.m. Pacific Time, after which management will host a question and answer session. The call is being webcast by Thomson/CCBN and can be accessed at FOCUS Enhancements' web site www.focusinfo.com. The webcast will be available through December 10, 2005. For those without Internet access, the telephone dial-in number is 706-634-0182 for domestic and international participants. Participants should dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available through November 14, 2005; dial 706-645-9291, and enter access code 1738628.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management's expectations of demand for FOCUS Enhancements' products, which impacts revenue and the gross margin percentage, management's plans to complete its Ultra Wideband (UWB) semiconductor chip designs, move UWB technology to silicon, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers' acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs in research and development, the company's ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, if at all, the performance and acceptance by customers of the UWB technology if and when successfully moved to silicon, and the risk factors specified in the company's Form 10-K/A for the year ended December 31, 2004, Forms 10-Q and 10-Q/A for the periods ending March 31, 2005 and June 30, 2005, as well as other filings with the SEC. These statements are based on information as of November 10, 2005 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Tables Follow

                             Focus Enhancements, Inc.
                 Condensed Consolidated Statements of Operations
                   (In thousands, except per share amounts)
                                  (Unaudited)

                            Three Months Ended     Nine Months Ended
                            ------------------    ------------------
                         Sept. 30,   Sept. 30,    Sept. 30,   Sept. 30,
                           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------
Net revenue             $    6,880  $    5,774  $   18,468  $   14,892
Cost of revenue              4,360       3,553      11,804       9,596
                        ----------  ----------  ----------  ----------
  Gross margin               2,520       2,221       6,664       5,296
                        ----------  ----------  ----------  ----------
Operating expenses:
  Sales, marketing
   and support               1,783       1,256       4,958       3,583
  General and
   administrative              925         729       2,920       2,194
  Research and
   development               2,977       2,489      10,260       5,261
  Amortization
   of intangible
   assets                      127         255         403         604
  In-process research
   and development               -           -           -         300
                        ----------  ----------  ----------  ----------
                             5,812       4,729      18,541      11,942
                        ----------  ----------  ----------  ----------
  Loss from operations      (3,292)     (2,508)    (11,877)     (6,646)
Interest expense, net          (93)         (8)       (174)        (68)
Other income
 (expense), net                (10)        (10)        (50)         10
                        ----------  ----------  ----------  ----------
  Loss before income
   tax expense              (3,395)     (2,526)    (12,101)     (6,704)
Income tax expense              (1)          -          10           1
                        ----------  ----------  ----------  ----------
  Net loss              $   (3,394) $   (2,526) $  (12,111) $   (6,705)
                        ----------  ----------  ----------  ----------
Net loss per share
  Basic and diluted     $    (0.05) $    (0.05) $    (0.20) $    (0.14)

Weighted average number
 of shares used in per
 share calculations:
  Basic and diluted         62,268      52,803      60,414      48,578

                   Focus Enhancements, Inc.
              Condensed Consolidated Balance Sheets
        (In thousands, except share and per share amounts)
                         (Unaudited)

                                    September 30,           December 31,
                                        2005                    2004
                                    -------------           ------------
                   Assets

Current assets:
  Cash and cash equivalents         $         758           $      3,380
  Accounts receivable, net of
   allowances of $430 and $443              3,495                  3,273
  Inventories                               3,748                  3,941
  Prepaid expenses and other
   current assets                             761                    473
  Restricted cash                              -                     312
                                    -------------           ------------
      Total current assets                  8,762                 11,379

Long-term assets:
  Property and equipment, net               1,312                  1,116
  Other assets                                 54                     62
  Intangible assets, net                    1,039                  1,577
  Goodwill                                 13,191                 13,191
                                    -------------           ------------
                                    $      24,358           $     27,325
                                    =============           ============

         Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                  $       3,616           $      2,555
  Borrowings under
  lines of credit                           2,728                    567
  Current portion of long-term debt           171                     55
  Current portion of capital
   lease obligations                          124                     22
  Accrued liabilities                       3,426                  2,634
                                    -------------           ------------
      Total current liabilities            10,065                  5,833

Long-term liabilities:
  Long-term debt                            2,500                    174
  Capital lease obligations,
   net of current portion                      25                     -
  Other liabilities                            74                     -
                                    -------------           ------------
      Total liabilities                    12,664                  6,007
                                    -------------           ------------

Stockholders' equity:
  Preferred stock, $0.01 par value;
    authorized 3,000,000 shares;
    3,161 shares issued at September
    30, 2005 and December 31, 2004,
    respectively (aggregate
    liquidation preference of $3,917)          -                      -
  Common stock, $0.01 par value;
   100,000,000 shares
   authorized, 62,952,795
   and 60,412,591 shares issued
   at September 30, 2005
   and December 31, 2004,
   respectively                               622                    597
  Treasury stock at cost, 497,055
   shares at September 30, 2005 and
   December 31, 2004, respectively           (750)                  (750)
  Additional paid-in capital               98,146                 95,463
  Deferred stock-based compensation          (231)                    -
  Accumulated other comprehensive
   income                                      24                     14
  Accumulated deficit                     (86,117)               (74,006)
                                    -------------           ------------
      Total stockholders' equity           11,694                 21,318
                                    -------------           ------------
                                    $      24,358           $     27,325
                                    =============           ============

                                     Focus Enhancements, Inc.
                                    Selected Business Segment Data
                                            (In thousands)
                                              (Unaudited)

Revenue:                       Three Months Ended       Nine Months Ended
                               ------------------      ------------------
                              Sept. 30,   Sept. 30,   Sept. 30,  Sept. 30,
                                2005        2004         2005       2004
                             ----------  ----------  ----------  ----------
Systems Business             $    5,934  $    5,119  $   16,176  $   12,238
Semiconductor Business              946         655       2,292       2,654
                             ----------  ----------  ----------  ----------
  Net Revenue                $    6,880  $    5,774  $   18,468  $   14,892
                             ==========  ==========  ==========  ==========

Research and Development:      Three Months Ended       Nine Months Ended
                               ------------------      ------------------
                             Sept. 30,    Sept. 30,    Sept. 30, Sept. 30,
                               2005         2004        2005        2004
                             ----------  ----------  ----------  ----------

Systems Business             $      786  $    1,166  $    2,834  $    2,633
Semiconductor Business            2,191       1,323       7,426       2,628
                             ----------  ----------  ----------  ----------
  Total Research and
   Development               $    2,977  $    2,489  $   10,260  $    5,261
                             ==========  ==========  ==========  ==========

FOCUS Enhancements Investors
Kirsten Chapman/David Barnard, CFA
Lippert/Heilshorn & Assoc.
415.433.3777
david@lhai-sf.com